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EXHIBIT 11

BASIC
Weighted average common shares used to compute basic earnings per share	8,909,000	8,785,000

Net income (loss)—continuing operations	$87,000	$(317,000)

Basic net income (loss) per share—continuing operations	$0.01	$(0.04)

Net loss—discontinued operations	$—	$(30,000)

Basic net loss per share—discontinued operations	$—	$—

Total net income (loss)	$87,000	$(347,000)

Total basic net income (loss) per share	$0.01	$(0.04)

DILUTED
Weighted average common shares used to compute basic earnings per share	8,909,000	8,785,000
Dilutive common equivalent shares attributable to stock options (based on average market price)	141,000	—

Weighted average common shares and equivalents used to compute diluted earnings per share	9,050,000	8,785,000

Net income (loss)—continuing operations	$87,000	$(317,000)

Diluted net income (loss) per share—continuing operations	$0.01	$(0.04)

Net loss—discontinued operations	$—	$(30,000)

Diluted net loss per share—discontinued operations	$—	$(0.00)

Total net income (loss)	$87,000	$(347,000)

Total diluted net income (loss) per share	$0.01	$(0.04)

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EXHIBIT 11